SUB-ITEM 77Q1 (E)



Amendment to Investment Advisory Agreement



An Amendment effective January 27, 2017, to the Investment Advisory Agreement, dated January 1, 2002, by and between MFS Series Trust XI, on behalf of its series MFS Mid Cap Value Fund, and Massachusetts Financial Services Company, is contained in Post-Effective Amendment No. 44 to the Registration Statement for MFS Series Trust XI (File Nos.33-68310 and 811-7992), as filed with the Securities and Exchange Commission via EDGAR on January 26, 2017, under Rule 485 under the Securities Act of 1933. Such document is incorporated herein by reference.